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                                                                     EXHIBIT 21


PARENTS AND SUBSIDIARIES

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The Company and its subsidiaries<F*> as of June 26, 1995 are as follows:


                                       State (Country) of               Percentage of Voting
Name of Company                          Incorporation                    Securities Owned
- ---------------                        ------------------               --------------------
Kellwood Company                       Delaware                                Parent
American Recreation Products, Inc.     Delaware                                100%
Kellwood Asia Limited                  Hong Kong                               100%
Smart Shirts Limited                   Hong Kong                               100%
Keeta Company Limited                  Hong Kong                               100%
South Asia Garment Limited             Hong Kong                               100%
KWD Holdings, Inc.                     Delaware                                100%
Robert Scott & David Brooks
  Outlet Stores, Inc.                  Delaware                                100%
Tri-W Corporation                      North Carolina                          100%
California Ivy, Inc.                   California                              100%
Halmode Apparel, Inc.                  Delaware                                100%
David Dart, Inc.                       California                              100%
Force One, Inc.                        California                              100%

<F*> Some of the above subsidiaries also have subsidiaries which are not listed because, in the aggregate, they are not considered to be significant.

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